EXHIBIT 99.1

Sontra Medical Corporation Raises Additional $500,000

in Second Closing of Financing Bringing Total Raised to $3.4 Million

FRANKLIN, Mass., Oct. 1 — Sontra Medical Corporation (Nasdaq SC: SONTC) announced today that it has completed the second closing of its Preferred Stock financing, providing Sontra with approximately $500,000 in additional proceeds, net of the placement agent fee. On September 15, 2003, the Company raised approximately $2.9 million net proceeds in the first closing of the financing from individual investors, institutions and certain members of its Board of Directors. Pursuant to the second closing completed on September 30, 2003, investors purchased 535,000 shares of the Company’s Series A Convertible Preferred Stock, in a private placement at a per share purchase price of $1.00. The investors also received warrants to purchase up to 535,000 shares of common stock of the Company. Each share of Series A Preferred Stock will initially be convertible into one share of common stock, subject to adjustment in certain events. The holders of shares of Series A Preferred Stock shall be entitled to receive annual 8% dividends, payable in cash or shares of the Company’s common stock. The Company shall have the right to convert the shares of Series A Preferred Stock in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $3 per share. The warrants will be exercisable at a per share price of $1.50 and will expire no later than September 30, 2008. In addition, the Company shall have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $4 per share.

Sontra intends to use the net proceeds from the financing for product development, funding clinical trials, initial scale of manufacturing capacity, working capital and general corporate purposes. Additional closings of the financing where the Company may issue additional shares of Series A Preferred Stock and warrants on the same terms as the initial closing may be held through October 31, 2003.

On September 30, 2003, at a special meeting of shareholders, Sontra’s shareholders voted upon and approved of the issuance of shares of the Company’s common stock upon conversion of the Series A Preferred Stock and the exercise of the warrants.

The offer, sale and issuance to the investors of the Series A Preferred Stock, the warrants and the shares of common stock issuable upon the conversion or exercise, as the case may be, of the Series A Preferred Stock and warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

The Company is required to register for resale by the investors the common stock issuable upon the conversion or exercise, as the case may be, of the Series A Preferred Stock and the warrants under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Sontra Medical Corporation (www.sontra.com)

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasound-mediated skin permeation technology that enables transdermal diagnosis and drug delivery. Sontra’s products under development include: the Symphony (TM) Diabetes Management System for continuous non-invasive glucose monitoring; a rapid onset (less than 5 minutes) topical anesthetic delivery system; a skin preparation system to improve electrophysiology tests and the use of SonoPrep® for the transdermal delivery of large molecule drugs and biopharmaceuticals.

Contact:

Sean Moran, CFO

Sontra Medical Corporation

Telephone: 508-553-8850, ext 234